UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 9, 2021

XL FLEET CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-38971	83-4109918
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

145 Newton Street Boston, MA	02135
(Address of principal executive offices)	(Zip Code)

(617) 718-0329

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	XL	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) Appointment of Chief Financial Officer

On April 20, 2021, XL Fleet Corp. (the “Company”) issued a press release announcing that it had entered into an employment offer letter with Cielo Hernandez (the “Offer Letter”), pursuant to which Ms. Hernandez agreed to serve as the Company’s Chief Financial Officer effective as of April 19, 2021, or such other date mutually agreed to by the Company and Ms. Hernandez. On such date, Ms. Hernandez will assume the duties and responsibilities of Principal Financial Officer and Principal Accounting Officer from Dimitri N. Kazarinoff. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Previously, Ms. Hernandez, age 45, served as Senior Vice President and Chief Financial Officer of South Jersey Industries, Inc. beginning from January 2019 to November 2020. From November 2013 to December 2018, Ms. Hernandez served as Vice President and Chief Financial Officer of the North America and Canada Region for Maersk Agency U.S.A., Inc. Ms. Hernandez holds a bachelor of accounting from Universidad Santiago de Cali and a master of business administration from the University of Miami. There are no family relationships among Ms. Hernandez and any other executive officers or directors of the Company.

The Offer Letter provides for an initial annual base salary of $400,000 per year, and an annual cash bonus with a target cash bonus of 60% of her base salary. In connection with her commencement of employment, Ms. Hernandez will receive an initial equity grant award comprised of (i) $300,000 in non-qualified stock options, such value calculated using a Black-Scholes valuation on the date of grant (the “Options”), to purchase shares of the Company’s common stock, par value $0.0001 (the “Common Stock”), at an exercise price equal to the closing price of the Common Stock on the New York Stock Exchange (“NYSE”) on April 19, 2021 (the “Grant Date”), (ii) $154,000 for relocation expenses, and (iii) $300,000 in restricted stock units (the “RSUs”), such value calculated based on the closing price of the Common Stock on the NYSE on the Grant Date. Each of the Options and RSUs shall vest as follows: (i) 25% of each of the Options and RSUs will vest on the first anniversary of the Grant Date, and (ii) the remaining 75% of each of the Options and RSUs will vest in substantially equal yearly installments over the next three (3) years following such first anniversary, such that each of the Options and RSUs are 100% vested as of the fourth anniversary of the Grant Date, subject to Ms. Hernandez’s continuous service through each applicable vesting date. In addition, Ms. Hernandez will be eligible to receive an annual target equity grant with a targeted value of $400,000. The annual target equity grant will vest based upon the achievement of objective performance criteria, as determined by the Company’s board of directors or its compensation committee prior to the grant date, during the period from commencement of employment through December 31, 2024, subject to Ms. Hernandez’s continuous service through each applicable vesting date.

In addition, the Offer Letter provides that if Ms. Hernandez’s employment with the Company is terminated due to a change in control and (i) by the Company without cause, or (ii) by Ms. Hernandez for good reason, she will receive the following severance benefits: (a) continuing payments of her then-current annual base salary for nine months, (b) 100% acceleration of unvested equity grants, and (c) nine months of benefits continuation. In the event that Ms. Hernandez’s employment with the Company is terminated not due to a change in control and (i) by the Company without cause, or (ii) by Ms. Hernandez for good reason, she will receive the following severance benefits: (a) continuing payments of her then-current annual base salary for six months, (b) forfeiture of unvested equity grants, and (c) six months of benefits continuation.

The foregoing is only a brief description of the above-specified compensatory arrangements, which does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by the full text of to the Offer Letter, filed hereto as Exhibit 10.1.

In connection with her appointment as the Company’s Chief Financial Officer, the Company expects that Ms. Hernandez will enter into the Company’s standard indemnification agreement. Ms. Hernandez has entered into the Company’s standard employee covenants agreement, which contains customary restrictive provisions including covenants related to confidentiality and non-disclosure, assignment of inventions and a one-year non-solicitation and non-competition.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Employment Offer Letter, dated as of April 9, 2021, by and between XL Fleet Corp. and Cielo Hernandez.
99.1	Press Release.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

XL FLEET CORP.

Date: April 20, 2021	By:	/s/ Dimitri N. Kazarinoff
	Name:	Dimitri N. Kazarinoff
	Title:	Chief Executive Officer

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